EXHIBIT 10.1

CONSULTING AGREEMENT

THIS AGREEMENT (this "Agreement") is made this 10th day of May, 2013 by and between Patagonia Global Trading, LLC, located at 15051 Royal Oaks Lane #1404, North Miami, Florida, 33181 ("Consultant") and Sigma Labs, Inc., a Nevada corporation located at 100 Cienega, Suite 100, Santa Fe, NM (hereinafter referred to as "Company").

WHEREAS, Consultant specializes in online marketing of companies, specifically on Facebook, via established marketing channels to promote companies' exposure to new potential followers on Facebook.

WHEREAS, Company desires to have Consultant provide to Company marketing services through Consultant's established, internet marketing channels, to build market awareness for the Company's business based solely on information (the "Information") included in Company's Form 10-K for the period ended December 31, 2012, Company's quarterly reports filed with the SEC in 2013 and in Company's press releases (the "Services").

NOW, THEREFORE, in consideration of the mutual promises and covenants set forth in this Agreement, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE II

Appointment; Services of Consultant

Article 2.1. Appointment. Company hereby retains Consultant on a non-exclusive basis during the term of this Agreement to render the Services to the Company, upon the terms and conditions as set forth herein.

Article 2.2. Services of Consultant. Consultant agrees to immediately begin providing the Services to Company.

ARTICLE III

Compensation

Article 3.1 Compensation. In consideration for the Services to be rendered by Consultant, Company agrees to issue Consultant 500,000 (five hundred thousand) restricted, Rule 144 shares of common stock of Company, based on a stock price of $0.0248 per share, which is equal to the closing price of Company’s common stock on the date hereof. The Company shall deliver to Consultant the certificate representing the foregoing shares within 30 days of the execution of this Agreement by both parties hereto.

ARTICLE IV

Term and Termination

Article 4.1 Term. This Agreement shall be effective for a period of 90 days commencing on the date hereof. The initial term of this Agreement may be extended by mutual written agreement of the parties hereto, provided; however, that Company may terminate this Agreement for any reason and at any time upon 10 days’ written notice to Consultant.

ARTICLE V

General Provisions

Article 5.1 Venue. The validity, performance, construction and effect of this Agreement shall be governed by the laws of the State of Florida, without regard to conflicts of law.

Article 5.2 Arbitration. Any disputes arising under this Agreement shall be submitted to arbitration before a single arbitrator in accordance with such rules as the parties jointly agree, to be conducted in Broward, County, Florida. If the parties are unable to agree on arbitration procedures, arbitration shall be conducted in accordance with the then applicable Commercial Arbitration Rules of the American Arbitration Association. Judgment upon the award rendered by the Arbitrator may be entered in any Court having jurisdiction. The prevailing party shall be entitled to reasonable attorney's fees.

Article 5.3 Notices. All notices, requests, demands, and other communications required or that may be given hereunder shall be in writing and shall be deemed to have been duly given when received, if delivered in person, or sent by certified mail, postage prepaid, return receipt requested or sent by nationally recognized overnight courier service, and addressed to the last known address of the parties hereto.

Article 5.4 Counterparts. This Agreement may be executed in one or more counterparts, which taken together shall constitute one instrument. The counterparts may be executed electronically and shall be deemed equivalent to an original of this Agreement for all intents and purposes. Each party has cooperated in the drafting and preparation of this Agreement. In any construction to be made of this Agreement, the same shall not be construed against any party on the basis that the party was the drafter.

Article 5.5 Relationship of the Parties. Nothing contained herein shall be construed to create an employer-employee, partnership or joint venture relationship between the parties, it being understood that Consultant, while acting under the terms of this Agreement, is an independent contractor. Consultant shall be required to provide its own computers, cell phone and Consultant shall have full discretion as to its own working hours and method in which it performs the Services. It is further specifically understood that, although certain members of Consultant’s management are licensed as lawyers and accountants, no legal, tax or accounting services are being rendered by Consultant nor contracted for by Company hereunder and nothing contained herein shall be deemed to create such a relationship. Consultant and Company agree that: (i) Consultant is not a “broker” or a “dealer” as defined under any applicable federal and/or state securities laws and will not raise money nor negotiate investment transactions on behalf of Company; (ii) Consultant shall not engage in any acts for which he is required to be a broker/dealer; (iii) Consultant shall not engage in any sales efforts in connection with any financing by any person or entity in Company; (iv) Consultant shall not participate in any negotiation of the terms of any such financing, and (v) Consultant shall not give any advice to anyone regarding the valuation of, potential return on, or the terms of any financing in, any securities of Company. Consultant makes no representations, warranties or guaranties of any specific results or success.

Article 5.6 Indemnification. Company agrees to defend, indemnify and hold Consultant harmless from any and all claims, liabilities, debts, actions, judgments and/or settlements, including reasonable attorneys’ fees, which may arise as a result of the Company's Information provided in connection with the Consultant's Services, or from Company's breach of any of Company's obligations, representations or warranties under this Agreement. Consultant agrees to defend, indemnify and hold Company harmless from any and all claims, liabilities, debts, actions, judgments and/or settlements, including reasonable attorneys’ fees, which may result from Consultant's breach of any of Consultant's obligations, representations or warranties under this Agreement.

Article 5.7 Right to Conduct Activities. The Company hereby acknowledges that Consultant may invest in, own, manage, operate and/or consult for numerous other companies as Consultant, in its sole discretion, determines. Consultant represents that neither it nor its affiliates are prohibited, directly or indirectly, under any agreement or understanding with any third party from providing the Services to Company. Consultant shall not be liable to the Company for any claim arising out of, or based upon activity by Consultant in any entity competitive to the Company, except to the extent any such claim arises, directly or indirectly, from any conduct of Consultant or its affiliates which is not expressly authorized by Company under this Agreement. The foregoing shall be subject to the Consultant’s confidentiality and fiduciary duties to the Company.

Article 5.8 Limitation of Liability. IN NO EVENT WILL EITHER PARTY BE LIABLE TO THE OTHER PARTY FOR LOSS OF PROFITS, LOSS OF BUSINESS, OR FOR ANY PUNITIVE, SPECIAL, CONSEQUENTIAL, EXEMPLARY, OR INCIDENTAL OR OTHER INDIRECT DAMAGES, ARISING OUT OF THIS AGREEMENT, HOWEVER CAUSED, AND WHETHER ARISING UNDER CONTRACT, TORT (INCLUDING NEGLIGENCE) OR ANY OTHER THEORY OF LIABILITY. THE LIMITATIONS SET FORTH HEREIN APPLY EVEN IF THE POTENTIALLY LIABLE PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES, AND NOTWITHSTANDING THE FAILURE OF ESSENTIAL PURPOSE OF ANY LIMITED REMEDY STATED HEREIN.

Article 5.9 Entire Agreement. This Agreement constitutes the entire understanding of parties with respect to its subject matter and there are no oral or written representations, understandings or agreements relating to the subject matter of this Agreement which are not fully expressed herein. This Agreement may only be amended by a writing signed by authorized representatives of both parties.

Article 5.10 This Agreement and all rights and obligations hereunder shall inure to the benefit of and shall be binding upon subsidiaries, affiliates, successors, or assigns of the parties hereto; provided, however, that neither party shall assign or transfer this Agreement in any manner without the prior written consent of the other party.

Article 5.11 Jurisdiction. This Agreement shall be governed by, and construed in, accordance with the laws of the State of Florida without regard to conflicts of law principles that would result in application of the law of another jurisdiction.

IN WITNESS WHEREOF, the parties have duly executed this Agreement as of the date first written above.

SIGMA LABS, INC.	PATAGONIA GLOBAL TRADING

______________________________	_________________________________
By:/s/ Mark J. Cola, President & CEO	By:/s/ David Zirulnikoff, Director